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                                                                Exhibit 99(e)(9)
                          NONCOMPETITION, NONDISCLOSURE
                           AND DEVELOPMENTS AGREEMENT

         This NONCOMPETITION, NONDISCLOSURE AND DEVELOPMENTS AGREEMENT (hereinafter the "Agreement") is entered into as of the 19th day of February 2002, by and between Charles M. Fleischman (the "Executive") and Digene Corporation, its subsidiaries and affiliates. ("Digene" or the "Company").

         WHEREAS, the Executive's position requires that he is entrusted with extensive confidential information and trade secrets of the Company and that he develop a thorough and comprehensive knowledge of all details of the Company's business, including, but not limited to, information relating to research, development, inventions, engineering, manufacturing, finances, marketing, distribution and sales of the Company's products and services;

         NOW, THEREFORE, as a condition to and in consideration of the Company's entering into that certain Employment Agreement with the Executive dated as of February 19, 2002 (the "Employment Agreement" ) and the Company's continued employment of him, the Executive hereby agrees as follows:

    1. Noncompetition. During his employment with the Company and for a period of (1) year after the termination thereof, the Executive agrees that he will not, directly or indirectly, alone or as a partner, officer, director, employee, consultant, agent, joint venturer, lender, independent contractor or stockholder of any company or business, engage in any Competitive Business. For purposes of this Agreement:

         (a) "Competitive Business" shall mean and include any individual, business or other commercial activity engaged in the conception, research, design, development, marketing, manufacturing, distribution and/or sale of products or services relating to (i) diagnostic testing or gene-based testing systems for the screening, monitoring and diagnosis of women's cancers and/or infectious diseases, or (ii) other products or services conceived, researched, designed, developed, actively marketed, manufactured, distributed or sold by the Company during the Executive's employment with the Company of which the Executive was aware.

         (b) The ownership of not more than 5% of the stock of any corporation having a class of equity securities actively traded on a national securities exchange or on the Nasdaq Stock Market or any minority interest in any private company shall not be deemed, in and of itself, to violate the prohibitions of this paragraph.

    2. Nonsolicitation of Prospects and Customers. During his employment with the Company and for a period of one (1) year after the termination thereof, the Executive agrees that he will not, directly or indirectly, alone or as a consultant, partner, officer, director, employee, joint venturer, lender or stockholder of any entity, (a) solicit for Competitive Business any customer, partner or investor of the Company, and/or any prospective customer, partner or investor of the Company (i) with whom the Executive had contact during the course of his employment with the Company or (ii) about whom the Executive obtained specific information during the course of his employment with the Company, or became familiar with as the result of Confidential Information (as defined in Section 4); and/or (b) interfere with or disrupt, or assist any other company or business organization to interfere with or disrupt, any existing relationships between the Company and an entity that is a customer,

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licensee, supplier, vendor, distributor, dealer, partner or investor of the
Company at the time of the Executive's termination of employment from the Company.

    3. Nonsolicitation of Employees. During his employment with the Company and for a period of one (1) year after the termination thereof, the Executive agrees that he will not, directly or indirectly, alone or as a consultant, partner, officer, director, employee, joint venturer, lender or stockholder of any entity (a) hire or engage, or assist any entity or individual to hire or engage, any person who is or was employed by the Company (or is or was an agent, representative, contractor or consultant of the Company) within the one year period immediately prior to the last date of the Executive's employment with the Company ("Company Person"), or (b) solicit, recruit or induce any Company Person to cease his or her employment, relationship or engagement with the Company; provided, however, that the Executive may engage in the activities described in clauses (a) and (b) with respect to any Company person whom the Company has terminated without cause and with respect to any Company person who served as Executive's administrative assistant.

    4. Nondisclosure. The Executive agrees that he has not and shall not at any time, whether during or after his employment with the Company, reveal to any person or entity any Confidential Information except to employees of the Company who need to know such Confidential Information for the purposes of their employment, or as otherwise authorized by the Company in writing. The term "Confidential Information" shall include any non-public information concerning the organization, business or finances of the Company or of any third party that the Company is under an obligation to keep confidential. Such Confidential Information shall include, but is not limited to, trade secrets or proprietary or confidential information respecting inventions, products, designs, methods, know-how, techniques, systems, processes, specifications, schematics, blueprints, engineering data, software programs, works of authorship, customer lists, customer information, financial information, pricing information, personnel information, development, acquisition, investment, sale or other business plans, projects, plans and proposals. The Executive agrees that he has and shall keep confidential and secret all matters that have been and will be entrusted to him during his employment with the Company and shall not rely upon, use or disclose any Confidential Information for the benefit of the Executive or any third party in any manner.

    5. Company Property. The Executive agrees that he has not, and shall not make, use or permit to be used any Company Property otherwise than for the benefit of the Company. The term "Company Property" shall include all notes, memoranda, reports, lists, records, drawings, sketches, specifications, software programs, software code, data, computers, cellular telephones, pagers, credit and/or calling cards, keys, access cards, documentation or other materials of any nature and in any form, whether written, printed, electronic or in digital format or otherwise, relating to any matter within the scope of the business of the Company or concerning any of its dealings or affairs and any other Company property in the Executive's possession, custody or control. The Executive further agrees that he shall not, after the termination of his employment, use or permit others to use any such Company Property. He acknowledges and agrees that all Company Property is and remains the sole and exclusive property of the Company. The Executive further agrees that on his last date of employment, or at any earlier time requested by the Company, he shall deliver all Confidential Information and Company Property in his possession, and all copies thereof, to the Company.

    6.   Assignment of Developments.

         (a) If at any time during Executive's employment with the Company, he did or shall (either alone or with others) make, conceive, create, discover, invent, reduce to practice or otherwise

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obtain any invention, modification, discovery, design, development, improvement, process, software program, work of authorship, documentation, formula, data, technique, know-how, show-how, trade secret or intellectual property right whatsoever or any interest therein (whether or not patentable or registrable under copyright, trademark or similar statutes) (herein called "Developments") that relates to the business of the Company or any customer of or supplier to the Company or any of the products or services being considered, conceived, researched, developed, marketed, manufactured, distributed or sold by the Company; results from tasks assigned to or performed by him on behalf of the Company; results from the use of premises or personal property (whether tangible or intangible) owned, leased or contracted for by the Company; results from activities engaged in during Company time; or results from use of Confidential Information of the Company whether such use occurred prior to, during or after the Executive's employment with the Company, such Developments and the benefits thereof are and shall immediately become the sole and absolute property of the Company and its assigns, as works made for hire or otherwise. The Executive further agrees that he shall promptly disclose to the Company (or any persons designated by it) each such Development and, as may be necessary to ensure the Company's ownership of such Developments, the Executive hereby assigns to the Company and its assigns any rights (including, but not limited to, any patents, copyrights and trademarks) he may have or may acquire in and to the Developments and any benefits and/or rights resulting therefrom without further compensation and shall communicate to the Company, without cost or delay, and without disclosing to others the same, all available information relating thereto (with all necessary plans and models).

         (b) The Executive agrees that any time, at the request and cost of the Company, he will promptly sign, execute, make and do all such deeds, documents, acts and things as the Company and its duly authorized agents may reasonably require (i) to apply for, obtain, register and vest in the name of the Company alone (unless the Company otherwise directs) letters patent, copyrights, trademarks or other analogous protection in any country throughout the world and when so obtained or vested to renew and restore the same; and (ii) to defend any judicial, opposition or other proceedings in respect of such applications and any judicial, opposition or other proceedings or petitions or applications for revocation of such letters patent, copyright, trademark or other analogous protection.

         (c) The Executive represents that the Developments identified in Schedule A, if any, attached hereto comprise all the unpatented Developments and all copyrightable but unregistered Developments which Executive has made, conceived or created prior to his employment by the Company, which Developments are excluded from this Agreement. The Executive understands that it is necessary to list only the title and purpose of such Developments but not details thereof. IF THERE ARE ANY SUCH DEVELOPMENTS TO BE EXCLUDED, THE UNDERSIGNED SHOULD INITIAL HERE; OTHERWISE IT WILL BE DEEMED THAT THERE ARE NO SUCH EXCLUSIONS.
____.

    7. Remedies. The Executive agrees that the enforcement of this Agreement is necessary to ensure the preservation, protection and continuity of the Confidential Information, workforce and goodwill of the Company. The Employee further acknowledges and agrees that, due to the proprietary nature and worldwide scope of the Company's business, the restrictions set forth in this Agreement are reasonable as to duration, geography and scope. The Executive further agrees that any breach of this Agreement by him will cause irreparable damage to the Company and that in the event of such breach or threatened breach the Company shall have, in addition to any and all remedies at law, the right to an injunction, specific performance or other equitable relief to prevent or cease the violation of his obligations hereunder.

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    8.   Amendments/Waiver. This Agreement and its terms may not be waived, changed, discharged or terminated orally or by any course of dealing between the parties, but only by an instrument in writing signed by an authorized member of the Board of Directors of the Company other than the Executive. Any waiver by the Company of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of such provision or any other provision hereof.

    9. Severability. The Executive hereby agrees that each provision and subpart thereof shall be treated as a separate and independent clause, and the unenforceability of any one clause shall in no way impair the enforceability of any of the other clauses herein. Moreover, if one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to scope, activity, subject or otherwise so as to be unenforceable at law, such provision or provisions shall be construed by the appropriate judicial body by limiting or reducing it or them, so as to be enforceable to the maximum extent compatible with the applicable law as it shall then appear. However, if the law as it shall then appear will not allow the limiting or reducing of any unenforceable provision or subpart, that provision or subpart may be severed from the Agreement and the remainder of this Agreement will not be affected thereby.

    10. Survival. Executive's obligations under this Agreement shall survive the termination of the Executive's employment regardless of the manner of or reason for such termination, and shall be binding upon the Executive's heirs, executors, administrators and legal representatives.

    11. Assignment. The Executive hereby understands and agrees that the Company shall have the right, without further permission by him, to assign this Agreement and its rights hereunder to any successor, affiliate or parent or to any person, entity, firm or corporation that acquires the Company or substantially all or its assets and/or stock, or with or into which the Company may consolidate or merge and Executive further understands and agrees that all covenants and agreements hereunder shall inure to the benefit of and be enforceable by said successors or assigns. The Executive agrees that this Agreement is personal to him and may not be assigned by him. In the event of such sale or acquisition, the term Company shall also mean and include any such successor entity.

    12. Choice of Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland and shall in all respects be interpreted, enforced and governed under the internal and domestic laws of such state, without giving effect to the principles of conflicts of laws of such state.

    13. Entire Agreement. This Agreement sets forth the complete, sole and entire agreement between the parties on the subject matter contained herein and supercedes any and all other agreements, negotiations, discussions, proposals or understandings, whether oral or written, previously entered into, discussed or considered by the parties on the subject matter contained herein, including, without limitation, the Employee Patent and Confidential Information Agreement between Executive and the Company.

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         IN WITNESS WHEREOF, the parties have executed this NONCOMPETITION,
NONDISCLOSURE AND DEVELOPMENTS AGREEMENT as a sealed instrument as of the date first above written.

                                  DIGENE CORPORATION

                                  By: /s/ Evan Jones
                                      ------------------------------------------
                                  Name (Printed): Evan Jones

                                  Title: Chairman & CEO




                                  /s/ Charles M. Fleischman
                                  -----------------------------------
                                  Executive


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